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Exhibit 4.13

CLAYTON UTZ

Sponsored Research Agreement

Genetic Technologies Limited
ACN 009 212 328

C Y O'Connor ERADE Village Foundation incorporating the
Immunogenetics Research Foundation and the Institute of Molecular
Genetics and Immunology Incorporated
(ABN 67 161 830 965)

If you have any questions about the details of this document please contact Vince Annetta on + 61 3 9286 6000

Clayton Utz
Lawyers
Level 18 333 Collins Street Melbourne VIC 3000 Australia
DX 38451 333 Collins VIC
T + 61 3 9286 6000 F + 61 3 9629 8488

www.claytonutz.com

Our reference 160/385/31720916

Table of Contents

i

Sponsored Research Agreement made at                        on

Parties	Genetic Technologies Limited (ACN 009 212 328) of 60-66 Hanover Street, Fitzroy in the State of Victoria (GTG)

C Y O'Connor ERADE Village Foundation incorporating the Immunogenetics Research Foundation and the Institute of Molecular Genetics and Immunology Incorporated (ABN 67 161 830 965) (formerly known as Immunogenetics Research Foundation WA Inc.) of Cnr Nicholson and Warton Roads, Canning Vale in the State of Western Australia (Foundation)

Recitals

A.
GTG owns the Other GTG IP and will after the Effective Date own the Foundation IP.

B.
The Foundation and GTG entered into the Heads of Agreement by which (among other things):

(i)
the Foundation agreed to conduct research for GTG relating to the GTG IP, genetics and genomics; and

(ii)
GTG agreed to fund such research.

C.
The parties now desire to enter into this Sponsored Research Agreement, as contemplated in the Heads of Agreement.

This agreement provides

1.
Definitions and interpretation

1.1
Definitions

  Foundation Personnel means the personnel employed or directly or indirectly engaged by the Foundation from time to time who are involved in one or more Research Projects, the Development Committee or the creation of a Research and Development Program.

  Funds means the amounts to be paid by GTG to the Foundation as set out in clause 0.

  IP Sale and Royalty Agreement means the IP Sale and Royalty Agreement to be executed by the parties in accordance with the Heads of Agreement.

  Milestones means the milestones (in terms of deadlines by when work is to be carried out) and key performance indicators (in terms of how work is carried out) related to a Research Project as set out in any of a Research and Development Program and a Research Project Plan.

  Project IP means all IP in and to the Research Documents and any other IP which is directly or indirectly created or developed during the course of and as a result of the carrying out of a Research and Development Program, a Research Project or otherwise arising from the activities of the Foundation under or pursuant to this agreement.

  Research and Development Program means a research and development program to be undertaken by or on behalf of the Foundation which relates to any of the GTG IP and genetics and genomics generally, and their application, including prospectively with respect to:

  (a)
  the Primary IP and the Provisional IP generally;

  (b)
  cattle genomics, genetic assays and commercially important traits such as mastitis, tenderness and polling;

  (c)
  BACD, including without limitation amplification and species markers;

  (d)
  haplotyping the genome, including without limitation complement clusters and BRCA genes;

  (e)
  forensic applications of existing intellectual property in the fields of genetics and genomics, including without limitation identification tests based on fingerprint DNA; and

  (f)
  algorithms for genomic analysis, including without limitation search engines for useful primers.

  Research Documents means any and all records, notes, reports (including all reports prepared pursuant to clause 0) and Documents created by or on behalf of the Foundation in the course of or in connection with the performance of any of this agreement, a Research and Development Plan, a Research Project Plan and a Research Project, including the preparation for, the conduct of and the recording, analysis and measurement of the outcomes and successes of each Research Project.

  Research Project Plan means a plan for the carrying out of a Research Project.

  Research Project means a discrete, time-limited research and/or development activity to be carried out by the Foundation in accordance with or pursuant to a Research and Development Program.

  Term means the period of this agreement outlined in clause 0.

  Year means a calendar year during the Term and, if the Term includes part of a calendar year, such part of a calendar year.

1.2
Interpretation

  In this agreement:

  (a)
  headings are for convenience only and do not affect interpretation;

  and unless the context indicates a contrary intention:

  (b)
  the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

  (c)
  a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it and any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

  (d)
  a reference to any party includes that party's executors, administrators, successors and permitted assigns, including any person taking by way of permitted novation;

  (e)
  a reference to any document (including this agreement) is to that document as varied in accordance with its terms, novated in accordance with its terms, ratified or replaced from time to time;

  (f)
  words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

  (g)
  references to parties, clauses or schedules are references to parties, clauses and schedules to or of this agreement, and a reference to this agreement includes any schedule to this agreement;

  (h)
  where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

  (i)
  the word "includes" in any form is not a word of limitation;

  (j)
  a reference to "$" or "dollar" is to Australian currency;

  (k)
  where the day on or by which a thing is to be done is not a Business Day, that thing must be done on or by the next Business Day; and

  (l)
  words and phrases which are defined in the IP Sale and Royalty Agreement have the same meaning when used in this agreement.

2.
Condition Precedent

  Clauses 0 to 0 (inclusive) and 0 to 0 (inclusive) of this agreement will not become binding on, nor grant any rights to or impose any obligations on, either party unless the IP Sale and Royalty Agreement and the Settlement and Licence Agreement are executed by all parties on or before the Effective Date or such other date as the parties may agree in writing.

3.
Term

3.1
Term

  This agreement is deemed to start on the Effective Date and will continue for a period of five years after the Effective Date unless it is:

  (a)
  terminated earlier in accordance with the terms of this agreement; or

  (b)
  extended by mutual agreement of the parties.

3.2
Mechanism to extend Term

  If a party wishes to extend the term of this agreement, it must not later than three months before the end of the then-current Term send a notice in writing to the other party stating that:

  (a)
  the party wishes to extend the term of this agreement;

  (b)
  the period for which the party wishes to extend the term of this agreement; and

  (c)
  the party requires the response of the other party no later than one month before the end of the then-current Term.

4.
Research and Development

4.1
Research and Development Programs

(a)
Within twenty Business Days after the Effective Date and at least twenty Business Days prior to each anniversary of the Effective Date during the Term, the Foundation must prepare and document, in consultation with and to the satisfaction of the person nominated by GTG in accordance with clause 0, a Research and Development Program for the immediately succeeding Year.

(b)
The Foundation and GTG must act reasonably and in good faith and must not unreasonably delay in reaching agreement on the content of (including Research Projects forming part of) each Research and Development Program. If the parties are unable to agree on all Research Projects on which the Funds should be expended during the relevant Year, GTG must pay all of the Funds to the Foundation in accordance with this agreement but the Foundation must not (except with the prior written consent of GTG) expend the Funds to the extent there is no approved Research Project for the expenditure of the Funds.

(c)
Each Research and Development Program must:

(i)
detail each Research Project to be carried out during the relevant Year, including provision of a Research Project Plan and details of the Milestones and intended objectives for each Research Project;

(ii)
specify a strategy for the carrying out of those Research Projects;

    (iii)
    allocate the Funds for the relevant Year (and any non-expended Funds from any previous Years) as between the Research Projects detailed in the Research and Development Program;

    (iv)
    detail any research incentives to be offered (whether from the Funds or some other source) to Foundation Personnel during the relevant Year, which may include:

    A.
    travel grants;

    B.
    scientific retreats;

    C.
    enrolment at University of Western Australia in the form of a tax free scholarship;

    D.
    enrolment in special technical/business courses;

    E.
    cross visits/secondments between GTG and the Foundation; and

    F.
    visits/tours of laboratories operated by or on behalf of or affiliated with either party.

  (d)
  The Foundation must during the Year to which a Research and Development Program relates give effect to that Research and Development Program, including carrying out the Research Projects detailed in or contemplated by the Research and Development Program in accordance with the relevant Research Project Plans.

4.2
Milestones

(a)
The Foundation must, subject to events of force majeure that prevent the Foundation complying with its obligations under this agreement and which occur despite the exercise of proper and prudent management by the Foundation (and provided that the Foundation uses its best endeavours to avoid or minimise the effect of the event of force majeure), achieve the Milestones.

(b)
If the Foundation fails to achieve one or more Milestones for a Research Project and GTG considers on technical or commercial grounds that the Research Project should not proceed, the Research Project will be terminated within the time reasonably specified by GTG (taking into account any obligations which the Foundations may have reasonably assumed in reliance, where it was reasonable for the Foundation to so rely, on the relevant Research Project continuing), including by the Foundation taking any further steps to conclude or finalise the Research Project which GTG reasonably requires. The person or people nominated by each of GTG and the Foundation will meet in good faith to determine whether the Funds allocated to that terminated Research Project will be re-allocated to:

(i)
another then-current Research Project; or

(ii)
a new Research Project agreed by way of a modification of or extension to the relevant Research and Development Program.

(c)
If in accordance with clause 00 the parties agree to re-allocate the Funds for the terminated Research Project to:

(i)
another then-current Research Project, the Foundation must within twenty Business Days provide to GTG a document detailing the revised information for that then-current Research Project to be carried out during the remainder of the relevant Year, including provision of a revised Research Project Plan for the then-current Research Project and details of the revised Milestones and revised intended objectives for that then-current Research Project; or

(ii)
a new Research Project, the Foundation must within twenty Business Days provide to GTG a document detailing the new Research Project to be carried out during the remainder of the relevant Year, including provision of a Research Project Plan for the new Research Project and details of the Milestones and intended objectives for the new Research Project.

5.
Development Committee

(a)
The parties will each nominate one person from their organisation to meet (whether personally, by telephone or otherwise) from time to time during the Term (and on at least four occasions during each Year of the Term) for the purpose of the matters referred to in clause 00. The person nominated by a party may be varied from time to time by notice in writing to the other party.

(b)
The people nominated in accordance with clause 00 will:

(i)
make and implement management decisions relating to the carrying out of the then-current Research and Development Program and Research Projects, provided that such decisions are consistent with this agreement and the then-current Research and Development Program and Research Projects;

(ii)
discuss any reports prepared by the Foundation and the progress of the Research and Development Program in general;

(iii)
review and discuss the progress and results of the Research Projects and the Foundation's performance against Milestones; and

(iv)
propose and define any necessary or desirable modifications or extensions to any of the then-current Research and Development Program and Research Projects, provided however that any of a Research and Development Program and a Research Project may only be modified or extended if each party has approved such amendments in writing.

(c)
The people nominated in accordance with clause 00 must be given by the party nominating them sufficient information and authority on a relevant matter to enable them to properly assess progress under this agreement.

6.
Warranties

  The Foundation must ensure and undertakes and warrants to GTG that:

  (a)
  the Foundation will carry out each of any Research and Development Program and Research Project in a timely and professional manner, with due and reasonable skill and care and to the best of its knowledge and expertise in all circumstances;

  (b)
  the Foundation will comply with all reasonable requirements and directions of GTG in carrying out the Research Projects;

  (c)
  all Foundation Personnel will be appropriately qualified and experienced having regard to the tasks to be performed by them;

  (d)
  except as notified in writing by the Foundation to GTG prior to the relevant work to create or develop it or them being undertaken, all results of any Research Project and Project IP will be the original work of the Foundation;

  (e)
  except to the extent that the Foundation has notified GTG in accordance with clause 00 that the results of any Research Project or any of the Project IP will not be the original work of the Foundation, use anywhere in the world of any Project IP by or through GTG will to the best of the Foundation's knowledge not infringe the IP or other rights of any person;

  (f)
  in carrying out each of any Research and Development Program and Research Project, the Foundation will not, and will make sure that the Foundation Personnel do not, breach any laws or infringe any other person's rights (including the IP of any other person);

  (g)
  the Foundation will obtain and comply with all necessary licences, authorisations, approvals and consents required or desirable to carry out each of any Research and Development Program and Research Project;

  (h)
  the Foundation will not use any other person's IP in the course of carrying out each of any Research and Development Program and Research Project unless authorised in advance by GTG in writing;

  (i)
  the Foundation will have or procure the resources and skills necessary to carry out each Research and Development Program and Research Project;

  (j)
  the Foundation is not a party to, and will not without the prior written consent of GTG enter into, any agreement, arrangement or understanding which prevents or inhibits dissemination by or to GTG or commercialisation by GTG of any Project IP or the results of any Research Project;

  (k)
  the Foundation can and will assign to GTG all Project IP;

  (l)
  the Foundation will not purport to assign to, encumber in favour of or otherwise deal with in favour of any other person any Project IP;

  (m)
  at the end of each Research Project no person other than GTG will own any Project IP;

  (n)
  GTG personnel will have reasonable access to Foundation Personnel as reasonably required by GTG from time to time during the Term for collaborative consultation purposes; and

  (o)
  the Foundation Personnel will comply with the Foundation's obligations under this agreement to the extent that such obligations are relevant to the Foundation Personnel.

7.
Record Keeping and Reporting

7.1
Records

(a)
The Foundation must properly record and maintain full and accurate confidential records of all aspects of the carrying out of and results of each Research Project.

(b)
The records created by the Foundation in accordance with this clause 0 and all IP and other rights in relation to those records will be owned throughout the world by GTG and are by this agreement assigned by the Foundation to GTG with effect from the time of the creation or development of those records.

7.2
Reporting

(a)
The Foundation must prepare and provide to GTG and the Development Committee monthly progress reports throughout the Term.

(b)
The progress reports must:

(i)
include all relevant results of the Research Projects (supported where appropriate by draft manuscripts prepared by relevant Foundation Personnel and highlighting the further results since the last progress report);

(ii)
discuss how objectives are being met;

(iii)
report on performance against Milestones and give reasons if any Milestones have not been achieved;

    (iv)
    discuss possible corrections to research and development work;

    (v)
    address all issues necessary to enable GTG and the Development Committee to consider the amount and quality of research and development undertaken and to form views on likely future performance and results of Research Projects; and

    (vi)
    include such other information reasonably required by GTG from time to time.

7.3
Access to premises

  The Foundation must make sure that representatives of GTG have access on reasonable notice at all reasonable times to the premises at which the Research Projects are carried out, for the purpose of the representatives of GTG inspecting the carrying out of the Research Projects and monitoring the progress of the then-current Research and Development Program.

8.
Funds

8.1
Payment

(a)
Subject to this agreement, in consideration for the performance of the Foundation's obligations under this agreement GTG will pay to the Foundation every six months during the Term (commencing on the Effective Date) the sum of $450,000 (exclusive of GST), provided GTG receives a correctly rendered Tax Invoice for each payment at least ten Business Days prior to the due date for the payment (otherwise the relevant payment will be made within ten Business Days after receipt of a correctly rendered Tax Invoice).

(b)
The parties acknowledge that clause 0 provides for the advance payment of the Funds. Without affecting any other rights which GTG may have under this agreement, at law or in equity, if the Research and Development Program for any Year is not agreed by the parties before the anniversary of the Effective Date preceding that Year, GTG may not for that reason withhold the payment of the Funds for that Year.

(c)
The Funds are intended to cover all costs, expenses, disbursements, levies and taxes (including GST) incurred by the Foundation in performing its obligations under this agreement. Any additional or unforseen costs arising during the performance of the Foundation's obligations under this agreement must be borne by the Foundation unless otherwise agreed in writing by GTG.

8.2
Bank guarantee

  Subject to this agreement, at all times during the Term (except the period of six months immediately before the fifth anniversary of the Effective Date and six months before the end of any extended term of this agreement) GTG will provide the Foundation with a bank guarantee from an Australian trading bank for the sum of $450,000 to guarantee the payment of the Funds from time to time in accordance with clause 0. For the avoidance of doubt, the Foundation must not draw or call on such bank guarantee unless the Foundation is at that time entitled to the Funds, has requested GTG to pay the Funds for the relevant period and GTG has failed (after a reasonable period) or refused to do so.

8.3
Use of Funds

(a)
The Foundation must:

(i)
subject to clause 0, use the Funds only for carrying our Research Projects and in accordance with the allocation of the Funds set out in the then-current Research and Development Program;

    (ii)
    obtain the prior written approval of GTG for the use of any of the Funds other than as specified in the then-current Research and Development Program;

    (iii)
    obtain the prior written approval of GTG for an expenditure from the Funds which is not included in the budget for the then-current Research and Development Program; and

    (iv)
    keep proper accounts and records of its receipt and use of the Funds and give GTG's nominated representative, on not less than 5 Business Days' notice, the right to inspect, audit and make copies of those records.

  (b)
  After obtaining the prior written approval of GTG (which must not be unreasonably withheld), the Foundation may nominate the Funds as the industry contribution towards other research grants or funding for which the Foundation wishes to apply from time to time, provided that such other research grants or funding will be used for the purpose of any of a Research and Development Program or Research Project.

  (c)
  The Foundation may, with the prior approval of GTG, use up to $50,000 of the Funds each Year to provide research incentives to Foundation Personnel as set out in the then-current Research and Development Program.

8.4
Correction of errors

  If, as a consequence of an audit or otherwise, it becomes apparent to a party that any Funds have been used by the Foundation other than in accordance with this agreement, that party must, within ten Business Days of becoming aware of such matter, provide written notice of that fact to the other party. Unless otherwise agreed, the Foundation must, within twenty Business Days after receiving or giving such notice, rectify the error.

8.5
Major equipment

  Any items (or series of related items) of a durable nature (including equipment) purchased using the Funds and being of a value that is over $10,000 at the time such item or series or items is purchased (wholly or in part):

  (a)
  will be owned by the Foundation if provision for purchase of the relevant item or series of items was included in the budget for the then-current Research and Development Program or GTG otherwise agrees in writing;

  (b)
  will, except in the circumstances set out in clause 00, be owned by GTG; and

  (c)
  must, during the Term, be used substantially for the purposes of this agreement.

9.
Project IP

9.1
Ownership of intellectual property

(a)
All Project IP, the results of the Research Projects and all Documents recording, incorporating or referring to any of them will be owned throughout the world by GTG and are by this agreement assigned by the Foundation to GTG with effect from the time of the creation or development of the Project IP, the results of the Research Projects and the Documents recording, incorporating or referring to any of them (as applicable).

(b)
The Foundation:

(i)
must; and

(ii)
must make sure that the Foundation Personnel and any other officers, employees and agents of the Foundation,

    provide all information and assistance (at the reasonable cost of GTG) reasonably requested by GTG to:

    (iii)
    make any application for;

    (iv)
    prosecute any application for registration of;

    (v)
    defend any opposition to any application for registration of;

    (vi)
    defend any application to cancel or invalidate any registration for; and

    (vii)
    take action in relation to any infringement of any registration of,

    any Project IP and any results of the Research Projects.

  (c)
  The Foundation:

  (i)
  must not; and

  (ii)
  must make sure that the Foundation Personnel and any other officers, employees and agents of the Foundation do not,

    challenge, contest, oppose or question directly or indirectly any of:

    (iii)
    the validity of GTG's right, title and interest in and to any of the Project IP and the results of the Research Projects;

    (iv)
    GTG's ownership of any application for or registration of any of the Project IP and the results of the Research Projects; and

    (v)
    any application for or registration of any of the Project IP and the results of the Research Projects.

  (d)
  The Foundation must make sure that all Project IP and the results of the Research Projects are:

  (i)
  kept confidential by the Foundation and all Foundation Personnel; and

  (ii)
  promptly disclosed by the Foundation to GTG in full detail, with the Foundation promptly delivering to the Licensor all Documents (including Research Documents) relating to the Project IP and the results of the Research Projects.

9.2
Moral Rights

  If any of:

  (a)
  GTG;

  (b)
  a Related Body Corporate of GTG;

  (c)
  a successor or assignee of GTG; and

  (d)
  a licensee of GTG, a related Body Corporate of GTG or a successor or assignee of GTG,

  wishes to commercialise, deploy, exploit or apply any of the Project IP, the results of the Research Projects and any Documents recording, incorporating or referring to any of them in a manner which (pursuant to the Copyright Act 1968 (Cth)) may infringe the moral rights of an author of any copyright material forming part of or included in any of the Project IP, the results of the Research Projects and any Documents recording, incorporating or referring to any of them, the Foundation must upon receipt of a written request from GTG obtain a consent to such commercialisation, deployment, exploitation or application from the relevant author of that copyright material.

9.3
Further acts

(a)
The Foundation agrees that it will at its own expense do all further things and execute all further documents (and cause the Foundation Personnel and officers, other employees and agents of the Foundation to also do so if and when required) which GTG reasonably requests or requires to perfect, confirm or record the assignment under or in accordance with clauses 0, 0 and 00 of GTG's right, title and interest in and to any of the Project IP, the results of the Research Projects, the records referred to in clause 0 and the Documents referred to in clause 00.

(b)
Without limiting clause 0, the Foundation must do all things necessary to make sure that all rights (including IP) in all Project IP, the results of all Research Projects, the records referred to in clause 0 and the Documents referred to in clause 00 are assigned to GTG, including by entering into agreements with Foundation Personnel (including the Foundation's sub-contractors) which are consistent with, and give effect to, the assignment under clauses 0, 0 and 00. GTG may from time to time during the Term require the Foundation to provide to GTG copies of the Foundation's current agreements with Foundation Personnel (including the Foundation's sub-contractors) for the purpose of verifying the Foundation's compliance with this clause 00.

10.
Confidentiality

10.1
Confidentiality obligation

  The Foundation must treat as confidential and must make sure that the Foundation Personnel and any other people to whom the Foundation discloses it treat as confidential:

  (a)
  all information in relation to this agreement;

  (b)
  all information comprising, contained in or otherwise relating to any of the Research and Development Programs, the Research Plans, the Research Projects, the Research Documents, the Project IP and the results of the Research Projects; and

  (c)
  any other information concerning GTG (including any of the business, products, research, development, customers, licensees and suppliers, operations, dealings, organisation, business strategies, ideas, trade secrets and IP of GTG) which is received by, disclosed to or discovered by the Foundation pursuant to, in connection with or as a result of this agreement, and the Foundation must not and must make sure that the Foundation Personnel do not:

  (d)
  use such information except for the purpose of carrying out each Research and Development Program; or

  (e)
  disclose such information except:

  (i)
  to Foundation Personnel and the Foundation's officers, other employees, professional advisers and auditors; and

  (ii)
  after those people have:

  A.
  been informed that the information is confidential, must not be used except for the purpose for which it was provided to them by the Foundation and must not be further disclosed by the Foundation Personnel or the Foundation's officer, other employee, professional adviser or auditor; and

  B.
  signed (whether before or after the Effective Date) a deed of confidentiality in favour of GTG in terms acceptable to GTG (acting reasonably).

10.2
Return of information

(a)
All Documents recording, incorporating or referring to any of the information which the Foundation is by this agreement required to keep confidential will be owned throughout the world by GTG and are by this agreement assigned by the Foundation to GTG with effect from the time of the creation of the Document.

(b)
The Foundation must make sure that it enters into agreements with Foundation Personnel (including the Foundation's sub-contractors) and the Foundation's officers, other employees, professional advisers and auditors which are consistent with, and give effect to, the assignment in clause 00.

(c)
On termination or expiry of this agreement, the Foundation must return and must cause the Foundation Personnel and the Foundation's officers, other employees, professional advisers and auditors to return to GTG all copies of any information which the Foundation is required by this agreement to keep confidential and all copies of any Documents recording, incorporating or referring to such information.

10.3
Exclusion from obligations of confidentiality

  The obligations of confidentiality imposed on the Foundation by this clause 0 do not apply in relation to any information:

  (a)
  which is or becomes generally publicly available other than as a result of any breach of an obligation of confidence by the Foundation or any person to whom the Foundation has disclosed that information;

  (b)
  which the Foundation is required by law or the order of any court to disclose, provided that the Foundation must immediately notify GTG of such a requirement and, at the written request and cost of the Assignee, reasonably co-operate with and assist GTG to avoid such a requirement or restrict the extent of the disclosure; or

  (c)
  which GTG consents (subject to such restrictions and conditions as GTG imposes in its absolute discretion) to the Foundation using or disclosing.

11.
New Research Opportunities

11.1
Identification of new research opportunities

  The Foundation must make sure that all opportunities identified by or on behalf of the Foundation during the Term for the Foundation to carry out any of research and development relating to any of genetics and genomics are disclosed in writing to GTG and are considered in good faith for inclusion in a Research and Development Program.

11.2
First and last right of refusal

  Subject to clause 0, prior to offering to any person any right to sponsor, fund or otherwise support or be involved in any research and development relating to any of genetics and genomics which are outside the scope of a Research and Development Program, the Foundation must first offer that right to GTG on reasonable terms and give GTG twenty Business Days to accept the offer. If GTG rejects or does not accept such an offer and the Foundation subsequently wants to grant to any other person any right to sponsor, fund or otherwise support or be involved in any research and development at a price less (or otherwise on better terms) than that offered to GTG, the Foundation must first offer that right to GTG at that lower price (or the better terms, as appropriate) before entering into any agreement with the other person relating to the sponsorship or funding of or other support of or involvement in such research or development.

11.3
Research or development for other persons

  Subject to clauses 0 and 0, the Foundation is not restrained from:

  (a)
  seeking and receiving any sponsorship or grants from, or entering into any service or research arrangements with, other persons;

  (b)
  initiating its own research, funded other than from the Funds, into new areas of genomics, genetics and otherwise with a view to developing new projects,

  provided that such other service or research arrangements and research undertaken by the Foundation will not prejudice or adversely interfere with the performance of any of the Foundations obligations under this agreement.

12.
First Right to Exploit Independent Research

12.1
First right of refusal

  Prior to offering to any person any right to license, acquire, commercialise, deploy, exploit or apply any IP created or developed by or behalf of the Foundation during the course of or as a result of any research and development relating to any of genetics and genomics carried out by the Foundation independently of a Research and Development Program, the Foundation must first offer that right to GTG on reasonable terms and give GTG thirty Business Days to accept the offer.

12.2
Last right of refusal

  If GTG does not accept or rejects an offer made by the Foundation under clause 0, the Foundation may for a period of thirty Business Days offer the relevant right to other persons on the same terms as those offered to, and not accepted or rejected by, GTG. If the Foundation does not grant the right to any other person during that thirty Business Day period, or wishes to grant the right on terms not the same as the terms on which that right was offered to GTG, the Foundation must not offer or grant the relevant right to any third party without again first complying with the procedure in clauses 0 and 0.

12.3
Exception

  Clause 0 does not apply to the extent that any research and development carried out by the Foundation were funded by another person and it is a condition of such funding that the Foundation can not grant a right of first refusal in relation to the IP arising from those activities.

13.
Termination

13.1
Termination by either party

  A party may terminate this agreement by notice in writing to the other party if:

  (a)
  the other party breaches a material term of this agreement and fails to remedy that breach within ten Business Days after receiving a notice from the terminating party requiring the other party to remedy the breach; or

  (b)
  the other party goes into liquidation, has a receiver, receiver and manager, administrator or similar person appointed, enters into a scheme of arrangement with creditors or is unable to pay its debts as and when they fall due.

13.2
Termination of other agreements

  If any of:

  (a)
  the IP Sale and Royalty Agreement; and

  (b)
  the Settlement and Licence Agreement,

  is terminated, either party may terminate this agreement by giving ten Business Days' notice in writing to the other party.

13.3
Consequences of termination

(a)
Clauses 0 and 0 and this clause 0 survive termination or expiry of this agreement.

(b)
Within five Business Days after termination or expiry of this agreement, the Foundation must repay to GTG the amount of any Funds paid to the Foundation which have not, at the time of termination or expiry, been expended in accordance with this agreement.

(c)
Within five Business Days after termination or expiry of this agreement, the Foundation must deliver to GTG all records and Documents owned by GTG in accordance with clauses 0, 0 and 00 and all equipment owned by GTG in accordance with clause 0.

14.
Sub-contracting

14.1
Consent for sub-contracting

  The Foundation must not sub-contract the performance of any of its obligations under this agreement without the prior written approval of GTG.

14.2
Terms and conditions

  GTG may impose any terms and conditions it reasonably considers appropriate as a condition precedent to giving its approval under clause 0.

14.3
Obligations in relation to sub-contractors

  Without limiting clauses 0 and 0:

  (a)
  the Foundation must make sure that its agreements with sub-contractors are consistent with, and give effect to, the terms of this agreement;

  (b)
  the Foundation remains fully responsible for the performance of all of its obligations under this agreement notwithstanding that the Foundation may have sub-contracted the performance of any part or all of those obligations; and

  (c)
  the Foundation is exclusively responsible for all acts and omissions of its sub-contractors (including any acts or omissions of any person performing services for or on behalf of a sub-contractor) and is fully liable for such acts and omissions as if any of those sub-contractors' acts and omissions were the Foundation's own acts and omissions.

15.
GST

(a)
Where a party (Supplier) makes a Taxable Supply under or in connection with this agreement or in connection with any matter or thing occurring under this agreement to the other party (Recipient) and the consideration otherwise payable for the Taxable Supply does not include GST the Supplier will be entitled, in addition to any other consideration recoverable in respect of the Taxable Supply, to recover from the Recipient the amount of any GST on the Taxable Supply.

(b)
If the amount paid by the Recipient to the Supplier in respect of GST differs from the GST on the Taxable Supply (taking into account any Adjustment Events that occur in relation to the Taxable Supply), an adjustment shall be made. If the amount paid by the Recipient exceeds the GST on the Taxable Supply, the Supplier shall refund the excess to the Recipient. If the amount paid by the Recipient is less than the GST on the Taxable Supply, the Recipient shall pay the deficiency to the Supplier.

  (c)
  Where a party is entitled, under or in connection with this agreement or in connection with any matter or thing occurring under this agreement, to recover all or a proportion of its costs or is entitled to be compensated for all or a proportion of its costs, the amount of the recovery or compensation shall be reduced by the amount of (or the same proportion of the amount of) any Input Tax Credits available in respect of those costs.

  (d)
  A party will not be obliged to pay any amounts to the other party unless and until a valid Tax Invoice has been issued by the other party and is received by the party. Each party agrees to do all things, including providing invoices or other documentation, that may be necessary or desirable to enable or assist another party to:

  (i)
  claim Input Tax Credits to the maximum extent possible; or

  (ii)
  reduce the amount recoverable from that other party under any indemnity or cost recovery provided for in this agreement.

16.
Notices

  Any communication under or in connection with this agreement:

  (a)
  must be in writing;

  (b)
  must be sent to the party at the address of that party as stated in this agreement or such other address as is notified in writing from time to time by that party;

  (c)
  must be signed by the party making the communication (or on its behalf by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party);

  (d)
  must be delivered or posted by prepaid post to the address of the addressee, in accordance with clause 00; and

  (e)
  will be deemed to be received by the addressee:

  (i)
  (in the case of prepaid post) on the third Business Day after the date of posting to an address within Australia;

  (ii)
  (in the case of delivery by hand) on delivery at the address of the addressee as provided in clause 00, unless that delivery is made on a day which is not a Business Day or after 5.00 pm on a Business Day, in which case that communication will be deemed to be received at 9.00 am on the next Business Day.

17.
Stamp duty and costs

  Except as provided to the contrary in the Heads of Agreement:

  (a)
  any stamp duty payable in respect of this agreement will be payable by the party primarily responsible for the payment of such stamp duty; and

  (b)
  each party will bear its own costs of and associated with negotiating and preparing this agreement.

18.
Amendment

  This agreement can only be amended by an instrument in writing signed by both parties.

19.
Governing law

  This agreement is governed by the laws of the State of Western Australia, Australia. The parties irrevocably submit to the non-exclusive jurisdiction of the Courts of the State of Western Australia and the Federal Court of Australia, including any Court which may hear appeals from those

  Courts. The parties must not object to the jurisdiction of such a Court on the basis that it is an inconvenient forum.

20.
General

20.1
Assignment

  Neither party can assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the other party (which must not be unreasonably withheld).

20.2
Entire agreement

  To the extent permitted by law, in relation to the subject matter of this agreement, this agreement:

  (a)
  embodies the entire understanding of the parties and constitutes the entire terms agreed upon between the parties; and

  (b)
  supersedes any prior agreement (whether or not in writing, including the Heads of Agreement) between the parties.

  For the avoidance of doubt, this clause does not derogate from or limit the requirement that the condition precedent in clause 0 is satisfied before clauses 0 to 0 and clauses 0 to 0 of this agreement become binding on, grant any rights to or impose any obligations on either party.

20.3
Waiver and variation

  A provision in or right created under this agreement may not be:

  (a)
  waived except in writing signed by the party granting the waiver; or

  (b)
  varied except in writing signed by all the parties.

  A waiver of a breach of this agreement does not constitute a waiver of any future breach of this agreement (including a future breach of the same provision of this agreement).

20.4
Severability

  If any part or a provision of this agreement is judged invalid or unenforceable in a jurisdiction, it is severed for that jurisdiction and the remainder of this agreement will continue to operate.

20.5
No representations or warranties

  In entering into this agreement the parties have not relied on any representations or warranties about its subject matter except as provided in this agreement.

20.6
Relationship

  Nothing contained in this agreement should be construed as constituting a partnership, joint venture or fiduciary or agency relationship between the parties.

Signed as an agreement.

Signed by Professor Roger Dawkins on behalf of C Y O'Connor ERADE Village Foundation incorporating the Immunogenetics Research Foundation and the Institute of Molecular Genetics and Immunology Incorporated (ABN 67 161 830 965)	Signature
in the presence of:
Signature of Witness
Name of Witness in full
Signed by Dr Mervyn Jacobson on behalf of Genetic Technologies Limited (ACN 009 212 328) in the presence of:	Signature
Signature of Witness
Name of Witness in full

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  Exhibit 4.13